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                           INSIGNIA/ESG HOLDINGS, INC.
                             401(K) RESTORATION PLAN

               (TO BE RENAMED THE "INSIGNIA FINANCIAL GROUP, INC.



                            401(K) RESTORATION PLAN")

        THIS INSIGNIA/ESG HOLDINGS, INC. 401(K) RESTORATION PLAN (this "Plan") is adopted by Insignia/ESG Holdings, Inc. (the "Company") and certain participating affiliated employers (the Company and each participating affiliated employer are collectively referenced to as the "Employer") in the Insignia/ESG Holdings, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan") on behalf of the designated executives of the Employer (each, an "Executive", and collectively, the "Executives"). Effective November 2, 1998, the Company will be renamed Insignia Financial Group, Inc. and the Plan will be renamed the Insignia Financial Group, Inc.
401(k) Restoration Plan.

        WHEREAS, the business operations of the Company started as a result of the spin-off (the "Spin-Off") of the commercial real estate services business, single-family home brokerage and mortgage origination business, condominium and cooperative apartment management business, equity co-investment business and certain other related businesses to the stockholders of Insignia Financial Group, Inc. (the "Former Company") as it existed prior to its merger (the "Merger") with and into Apartment Investment and Management Company ("AIMCO").

        WHEREAS, effective as of the date of the Spin-Off, the assets (if any) and liabilities of the Insignia Financial Group, Inc. Benefit Restoration Plan as it existed prior to the Merger (the "Prior Plan") attributable to participants (and their beneficiaries) other than "Retained Employees" (as defined in the Amended and Restated Agreement and Plan of Merger dated as of May 26, 1998 by and among AIMCO and AIMCO Properties, L.P., the Former Company and the Company) and their beneficiaries shall be transferred to this Plan in accordance with applicable law; and

        WHEREAS, the Executives are employees of the Employer; and

        WHEREAS, the Company wishes to encourage the continued employment of the Executives by the Employer; and

        WHEREAS, the Company wishes to continue to enhance the ability of each of the Executives to provide for his or her retirement needs beyond the ability of the Executive to make contributions permitted under the 401(k) Plan and the Company deems it appropriate and advisable to reduce to writing the agreements and understandings governing such additional retirement enhancements;

        NOW, THEREFORE, the Plan is hereby adopted, effective September 15, 1998, as follows:

        1. PURPOSE. The purposes of this Plan are: (a) to allow each of the Executives the opportunity to defer the receipt of a portion of the Executive's salary in excess of the amount of salary that the Executive is permitted to contribute to the 401(k) Plan; (b) to offer this Plan to the


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Executives to encourage their continued employment following the Spin-Off; and
(c) to enhance the long-term performance and retention of the Executives.

        2. STATUS UNDER ERISA. This Plan is intended to meet the criteria of the so-called "top-hat" provisions of the Employee Retirement Income Security Act of 1974, as amended at any time and from time to time ("ERISA"). As a top-hat plan, this Plan is subject to the enforcement and administration provisions of ERISA and to limited ERISA reporting and disclosure rules, and is exempt from all other ERISA requirements. Distributions required or contemplated by Section 10 or actions required to be taken under any other section of this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between any Employer, the Committee (as defined below) and any Executive, any Executive's designated beneficiary, or any other person. Should the Employer set aside any funds or purchase any insurance contract on the life of any Executive in anticipation of its obligations under the Plan, such funds or insurance contract shall continue for all purposes to be a part of the general funds of the applicable Employer and no other person other than the applicable Employer shall, by virtue of this Plan or otherwise, have any interest in the funds or contract.

        3. ADMINISTRATION. This Plan shall be administered by an administrative committee appointed by the Board of Directors of the Company or, if no committee is so designated, by the Board of Directors of the Company (the "Committee"). The Committee (and, with respect to the selection of Executives who are eligible to participate in this Plan, the President of the Company) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret this Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of this Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under this Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer this Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under this Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under this Plan or other Plan documents; and (e) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under this Plan and any other Plan documents including, without limitation, the interpretation and administration of this Plan shall be final, binding and conclusive on all parties.

        The Committee shall impose such rules designed to facilitate compliance with Federal and state securities laws, including to the extent applicable, the limitations of Section 4(2) and Rule 701 under the Securities Act of 1933, and shall have the authority to suspend this Plan and take any action necessary, including revoking Executives' salary deferral elections, prospectively and/or retroactively, to ensure that this Plan complies with Federal and state securities laws.


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        Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.

        No member of the Committee and no officer, director or employee of the Company shall be liable for any action or inaction with respect to his or her functions under this Plan unless such action or inaction is adjudged to be due to fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with this Plan.

        Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Employer under this Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to this Plan (other than as an Executive), except with regard to matters as to which he or she shall be adjudged in such action to be liable for fraud in the performance of his or her duties.

        1. PARTICIPATION. The President of the Company will designate the Executives who are permitted to participate in the Plan. Executives so designated will be given written notice prior to the Plan Year in which participation in the Plan is permitted. Each of the Executives must designate annually in writing on a form provided by the Committee his or her intention to participate in the Plan and the contributions that each of them elects, in accordance with Section 5. The written election must be executed by the Executive and received by the Company's Human Resources Department before the beginning of the Plan Year during which contributions will be made to this Plan. Notwithstanding the foregoing, if an Executive first becomes eligible to participate in this Plan during a Plan Year, he or she may elect to become a participant with respect to such Plan Year (solely with respect to wages earned after the Executive designates in writing on a form provided by the Committee his or her intention to participate in this Plan and the contributions he or she elects and delivered to the Company's Human Resources Department pursuant to the procedures established by the Committee) prior to the end of the thirty (30) day period following the date he becomes eligible to participate in this Plan.

        Any notice or election required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) on the date it is personally delivered to the Company's Human Resources Department; or (b) three (3) business days after it is sent by registered or certified mail, addressed to the Human Resources Department, Insignia/ESG Holdings, Inc., 15 South Main Street, 9th Floor, Greenville, South Carolina 29601. Once made, the election is binding and irrevocable for the Plan Year following the election (or, in the case of the commencement of participation in the middle of a Plan Year, for the remainder of the Plan Year following the election).


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        Each Executive who was a participant in the Prior Plan on September 14,
1998 and who becomes employed by the Employer on September 15, 1998, will be allowed to continue their participation based upon their election under the Prior Plan for the Plan Year ending on December 31, 1998, provided that the Executive continues to be employed by the Employer during such time. Any election to defer wages under this Plan shall apply on a pro rata basis with respect to the entire amount of wages earned in such Plan Year, whenever payable, or on such other basis as may be agreed to by the Committee. If no election is made with respect to any subsequent Plan Year, no wages earned in such Plan Year shall be deferred under this Plan.

        1. DEFERRAL ELECTION. Any Executive may elect annually in accordance with this Plan to defer the receipt of a portion of the compensation otherwise payable to the Executive by the Employer in the Plan Year, and the election will indicate the total compensation to be deferred under this Plan and under the 401(k) Plan. For purposes of this Plan, compensation will be defined as annual gross wages earned while a participant in this Plan for the Plan Year. The amount of compensation to be deferred under this Plan will be determined by subtracting the percentage of the Executive's compensation being deferred under the 401(k) Plan from the total overall percentage of compensation to be deferred. Any change in the contribution percentage under the 401(k) Plan will effect a corresponding change in the contribution percentage under this Plan prospectively in order to maintain the overall deferral amount elected by the Executive. The percentage of the Executive's salary to be deferred shall be designated by the Executive. Contributions made under the Plan and under the 401(k) Plan by the Executive during any Plan Year shall not exceed, in the aggregate, fifteen (15%) percent of the Executive's salary while a participant in this Plan. Once the Executive's contributions under both plans reaches the preceding limit during any Plan Year, the deductions from the Executive's salary will stop and will not resume until the following Plan Year (if an election is made for the following Plan Year by the Executive). Deferred amounts may be distributed only as provided in Section 10.

        For those Executives whose annual gross wages are expected to exceed $160,000.00 (or the then current compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended ("IRC") determined by the IRS each year) while a participant in this Plan for the Plan Year, the following deferral formula will apply. The amount of compensation allowed is to be determined by subtracting the amount of compensation allowed to be deferred under the 401(k) Plan from the amount of total compensation deferred pursuant to the Executive's election under this Plan. For example, if an Executive earns $500,000.00 in gross wages for the Plan Year and is a participant in both the 401(k) Plan and this Plan for the Plan Year, assume that because of nondiscrimination rules under the IRC, the maximum amount allowed to be deferred into the 401(k) Plan for 1998 would be $6,400.00 (i.e., four (4%) percent of $160,000.00). In this example, the Executive elects ten (10%) percent for his total overall percentage. Therefore, the amount allowed to be deferred under this Plan would be $50,000.00 (i.e., 10% of $500,000.00).

        1. MATCHING CREDIT. Except as limited below with respect to deferrals from commission income, the Employer will credit an amount, as a match to the Executive's contribution, equal to fifty (50%) percent of the first six (6%) percent in the aggregate of such


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Executive's salary that is contributed to the 401(k) Plan for the relevant Plan
Year, but will not in any event exceed the overall limit of fifty (50%) percent of the first six (6%) percent of salary deferred under both plans during the relevant Plan Year. Any matching credit under this Plan will vest as provided in Section 9.

        No matching credit will be made under this Plan with respect to salary deferrals from commission income.

        1. INVESTMENT RATE OF RETURN. The contributions made by each Executive and the Employer matching credits related thereto will be credited with a quarterly rate of return of two (2) percentage points above the 90-day treasury bill rate as reported in The Wall Street Journal at the beginning of each quarterly evaluation period.

        2. STATEMENT OF ACCOUNT. Total contributions, matching credits, and credited rate of return made on behalf of each Executive under this Plan shall be referred to as the Executive's "Account". The Company shall furnish each Executive with an annual statement of the Executive's Account in the Plan through the statement date. The statement of the Executive's Account shall indicate the earned rate of return, the cumulative contributions by the Executive, the cumulative Employer matching credits, and the vested balance for the Executive.

        3. VESTING. The Employer matching credits made on behalf of an Executive pursuant to Section 6 will vest on the following schedule:

           Calendar Years of Service                  Vesting Percentage
           -------------------------                  ------------------
                 after 1 year                                0%
                 after 2 years                               25%
                 after 3 years                               50%
                 after 4 years                               100%


Calendar years of service with the Employer will be used to determine the vested percentage of the Employer matching credits. The written notice to participate issued to the Executive pursuant to Section 4 of this Plan will specify the number of years of past service credit granted (including any service recognized for vesting purposes under the 401(k) Plan), if any, for employment with any predecessor employer. The Executive's contribution is 100% vested upon contribution. The Executive will become immediately 100% vested in Employer matching credits upon death, disability, or retirement.

        In the event that a participant in the Prior Plan does not become employed by the Employer any amounts transferred to the Plan on behalf of such participant shall continue to be


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subject to the vesting schedule set forth in the Prior Plan to the extent that such amounts would have been subject to the vesting schedule.

        1. DISTRIBUTION. The Account of an Executive shall be distributed to the Executive in the following manner:

               Termination of Employment. Upon termination of the service or employment of an Executive with the Employer for any reason other than death, retirement, or disability, the Executive will be entitled to receive a single sum payment of all vested amounts credited to the Executive's Account as of the date of such termination of service or employment. The distribution will be made within ninety (90) days of the close of the calendar quarter in which the Executive terminated employment.

               Death of Executive. In the event of the death of an Executive, the beneficiary last designated by the Executive will be entitled to receive a single sum payment of all amounts credited to the Executive's Account as of the date of the Executive's death. The distribution will be made within ninety (90) days of the close of the calendar quarter in which the Executive dies.

               If an Executive dies prior to receiving his or her total benefit, the unpaid portion of any such benefit shall be paid to the Executive's beneficiary in a single sum payment, as soon as administratively feasible following the Executive's death. If no beneficiary is designated, the Executive's beneficiary shall be his or her spouse, or if the Executive is not married, the Executive's estate. If the Executive names someone other than his or her spouse as a beneficiary, a spousal consent, in the form provided by the Committee, must be signed by that participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new beneficiary designation form, all beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last beneficiary designation form filed by the Executive and accepted by the Committee prior to his or her death.

               Retirement of Executive. Normal retirement age under this Plan is sixty-five (65) years of age. Upon retirement of the Executive, on or after the Executive's normal retirement age, the Executive will be entitled to receive a single sum payment of all amounts credited to the Executive's Account as of the date of the Executive's retirement. The distribution will be made within ninety
(90) days of the close of the calendar quarter in which the Executive retires or within such other period of time as determined by the Committee to be reasonably necessary.

               Disability of Executive. If an Executive becomes disabled and cannot continue full and gainful employment, the Executive will be entitled to receive a single sum payment of all amounts credited to the Executive's Account as of the date the disability is determined by the Employer. The distribution will be made within ninety (90) days of the close of the calendar quarter in which the disability is determined by the Employer or within such other period of time as determined by the Committee to be reasonably necessary.

               Termination for Cause. Upon termination of the service or employment of an Executive by the Employer for Cause, the Executive will forfeit any Employer matching credits


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credited to the Executive's Account but will be entitled to receive a single sum payment of the Executives' salary deferral elections under the Plan. The distribution will be made within ninety (90) days of the close of the calendar quarter in which the Executive is terminated for Cause. For purposes of this Plan, the term "Cause" means an Executive's fraud, embezzlement or commission of a crime with regard to the Employer or its assets. The Committee shall have sole discretion in determining whether Cause exists, and its determination shall be final, binding and conclusive.

        1. EXECUTIVE'S RIGHTS UNSECURED. All of the right, title, and interest of the Executive and the Executive's designated beneficiary in and to the Plan and to receive any distribution under the Plan will be an unsecured claim against the general assets of the applicable Employer, and neither the Executive nor the Executive's designated beneficiary will have any rights in or against any amount credited to the Executive's Account or any other specific assets of the applicable Employer. All amounts credited to the Executive's Account will constitute general assets of the applicable Employer and may be disposed of by the Employer at the time and for the purpose as it may deem appropriate. An Executive's Account or other rights under the Plan may not be encumbered or assigned by an Executive or any beneficiary of an Executive.

        2. CLAIMS PROCEDURES. Any claim by an Executive or beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of this Plan shall be made in writing to the Committee (c/o Senior Vice President - Human Resources) or such other person designated by the Committee from time to time for such purpose. If the Committee believes that the claim should be denied, the Committee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of this Plan or of Plan documents on which the denial is based; (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary; and (c) inform the Claimant of his or her right pursuant to this section to request review of the decision.

        A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. A Claimant or his or her duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim


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shall be made in its sole discretion based on this Plan and other relevant documents and shall be final, conclusive and binding on all persons.

        1. PARTICIPATING AFFILIATED EMPLOYERS. Any entity affiliated with the Company within the meaning of IRC Section 414(b) with respect to a controlled group of corporations, IRC Section 414(c) with respect to trades or businesses under common control with the Company, IRC Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under IRC Section 414(o) that participates in the 401(k) Plan may become a participating affiliated employer under this Plan upon appropriate action by that company to adopt this Plan. No entity shall be treated as a participating affiliated employer for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under IRC Section 414.

        2. MINORS AND INCOMPETENTS. In the event that the Committee finds that an Executive is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Executive was or would have been otherwise entitled under this Plan. Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under this Plan therefor.

        3. WITHHOLDING TAXES. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Executive upon such terms and conditions as the Committee may prescribe.

        4. ASSIGNMENT. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Executives and their heirs, executors, administrators and legal representatives. In the event that the Company sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

        5. LIMITATION OF RIGHTS. Nothing contained herein shall be construed (a) as conferring upon an Executive the right to continue in the employ of the Employer as an executive or in any other capacity; or (b) to interfere with the Employer's right to discharge him or her at any time for any reason whatsoever.


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        6. ENTIRE AGREEMENT. This Plan, along with the Executive's elections hereunder, constitutes the entire agreement between the Company and the Executive pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Employer with respect to the subject matter herein.

        7. NON-EMPLOYMENT. This Plan is not an agreement of employment and it shall not grant an Executive any rights of employment.

        8. PAYMENT NOT SALARY. Any benefits payable under this Plan shall not be deemed salary or other compensation to the Executive for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.

        9. AMENDMENTS TO THE PLAN. The Board of Directors of the Company (or a duly authorized committee thereof) may amend the Plan at any time and from time to time without the consent of any of the Executives or their respective beneficiaries; provided, however, that no amendment, modification, or restatement of the Plan shall divest any Executive or his or her beneficiary of any credits to the Executive's Account vested immediately prior to the effective date of the amendment, modification, or restatement, or of any rights to which the Executive would have been entitled if the Plan had been terminated immediately prior to the effective date of the amendment.

        10. TERMINATION OF THE PLAN. The Board of Directors of the Company (or a duly authorized committee thereof) may terminate the Plan at any time. Upon termination of the Plan, distribution of the vested credits to an Executive's Account shall be made in the manner and at the time heretofore prescribed; provided however, that additional credits shall not be made to the Account of an Executive following termination of the Plan. Notwithstanding the foregoing, distribution of the vested credits may be made in a single sum payment at any time following the termination of the Plan at the discretion of the Committee.

        11. EXPENSES. Costs of administration of the Plan will be paid by the Employer.

        12. ALLOCATION OF FORFEITURES. Forfeitures of credited balances and accounts shall revert to the Employer.
        13. WORD USAGE. Words used in the masculine shall apply to the feminine where applicable. Wherever the context of this Plan dictates, the plural shall be read as the singular, and the singular as the plural.

        14. FURTHER ASSURANCES. Each of the parties agrees to execute, deliver, and perform such agreements, instruments, and other documents, and to do any other acts and things, as any party, at any time and from time to time, may reasonably request in order to more fully effectuate each of the transactions contemplated by this Plan.


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        15. NO WAIVER. The failure of any party to insist in any one or more instances upon performance of any of the provisions of this Plan or to take advantage of any of its rights hereunder shall not be construed as a waiver of any provisions or the enforcement of any rights, and the same shall continue and remain in full force and effect. No single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. Waiver by any party of any breach of the Plan shall not constitute or be construed as a continuing waiver or as a waiver of any other breach of any other provision of this Plan.

        16. SEVERABILITY. In the event that any word, phrase, sentence, or other provision of this Plan shall violate any applicable statute, ordinance, or rule of law in any jurisdiction which governs this Plan, the offending provision shall be ineffective to the extent of the violation without invalidating any other provision, and the Plan shall be construed and enforced as if such provision had not been included.

        17. GOVERNING LAW. Except to the extent preempted by Federal law, this Plan shall be governed by and construed in accordance with the laws of the State of New York, without reference to any conflict of law principles.

        18. HEADINGS. The headings of the sections of this Plan are intended for convenience of reference only and are not intended to be a part of, or affect the meaning of interpretation of, this Plan.

        19. PLAN YEAR. The Plan Year shall be the calendar year, except that the first Plan Year shall be the short Plan Year commencing on the effective date of September 15, 1998 and ending on December 31, 1998.


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        IN WITNESS WHEREOF, the Company has executed this Plan as of the 15th day of September, 1998.





                                            INSIGNIA/ESG HOLDINGS, INC.

                                            By: /s/ Adam B. Gilbert
                                                -----------------------------

                                            Name: Adam B. Gilbert
                                                  ---------------------------

                                            Title: Executive Vice President
                                                   --------------------------







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